Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of PCSB Financial Corporation (proposed holding company for PCSB Bank) on Form S-1 of our report dated October 25,2016 on the consolidated financial statements of PCSB Bank and Subsidiaries and to the reference to us under the heading “Experts” in the prospectus,

Crowe Horwath LLP

New York, New York

December 12, 2016